EXHIBIT 99.1

BioNexus Gene Lab Corp. Completes Strategic RM 1 Million Investment in Ascension Innovation Sdn Bhd

KUALA LUMPUR, August 26th, 2024 – BioNexus Gene Lab Corp. (NASDAQ: BGLC), an emerging leader in genomic diagnostics and health technology, today announced the successful closing of its RM 1 million (Approx. USD228k) investment in Ascension Innovation Sdn Bhd (AISB), a pioneering Malaysian healthcare technology firm. This strategic investment, executed through BGLC’s wholly-owned subsidiary, MRNA Scientific Sdn Bhd, solidifies BGLC’s commitment to advancing AI-driven healthcare solutions.

AISB specializes in innovative healthcare technologies, particularly through its flagship platform, aiCMS, which integrates advanced predictive analytics and AI tools to enhance clinical management and patient care. The investment provides BGLC with a significant equity stake in AISB, enabling deeper collaboration between the two companies.

Sam Tan, Chief Executive Officer of BioNexus Gene Lab Corp., stated, “Our investment in Ascension Innovation represents a critical step in expanding our presence in the rapidly growing digital health sector. By leveraging AISB’s cutting-edge AI technology, we aim to enhance our genomic screening services and deliver more personalized healthcare solutions to a broader audience.”

This collaboration is expected to create synergies between BGLC’s expertise in blood-based genomic screening and AISB’s innovative AI-driven platforms. The integration of these technologies will enable healthcare providers to offer more accurate diagnostics and tailored treatments, ultimately improving patient outcomes.

Andrew Teng, Chief Executive Officer of Ascension Innovation Sdn Bhd, added, “We are excited to partner with BioNexus Gene Lab Corp. and look forward to transforming the healthcare landscape through the integration of advanced AI and genomic technologies.”

The investment is part of BGLC’s broader strategy to capitalize on the expanding digital health and AI markets, which are projected to experience significant growth over the coming years. The Management of BGLC continues to monitor and look for opportunities to grow the value of the investment.

About BioNexus Gene Lab Corp.

BioNexus Gene Lab Corp. (NASDAQ: BGLC) is a global leader in RNA-based genomic diagnostics, committed to advancing personalized medicine and improving global health outcomes.

For more information, visit www.bionexusgenelab.com.

About Ascension Innovation Sdn Bhd

Ascension Innovation Sdn Bhd is a leading healthcare technology company focused on innovative AI-driven solutions. Visit www.aisb.io for more details.